Exhibit 10.79

EXECUTION COPY

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of March 18, 2013 between Intelsat Corporation, a Delaware corporation (the “Company”), and Thierry Guillemin (the “Executive”).

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be so employed by the Company on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1. Term; Effectiveness. (a) The term of the Executive’s employment under this Agreement shall commence as of March 18, 2013 (the “Effective Date”) and shall continue until the first anniversary thereof (the “Initial Expiration Date”); provided, however, that the Executive’s employment shall automatically renew for an additional period of one year on the Initial Expiration Date and each one-year anniversary of the Initial Expiration Date thereafter, unless and until either the Company or the Executive provides written notice of non-renewal to the other party at least 30 days before the Initial Expiration Date or such applicable anniversary thereof; provided, further, that the Executive’s employment under this Agreement may be terminated at any time pursuant to the provisions of Section 4. The period of time from the Effective Date through the termination of this Agreement and the Executive’s employment hereunder pursuant to its terms is herein referred to as the “Term.”

(b) The Executive agrees and acknowledges that, should the Executive and the Company mutually agree to continue the Executive’s employment for any period of time following the Initial Expiration Date notwithstanding the expiration or termination of this Agreement in accordance with its terms and without entering into a new written employment agreement, the Executive’s employment with the Company shall be “at will,” such that the Company may terminate the Executive’s employment at any time, with or without reason and with or without notice, and the Executive may resign at any time, with or without reason and with or without notice.

(c) For purposes of this Agreement, the following terms, as used herein, shall have the definitions set forth below.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct ownership interest shall be treated as an Affiliate of the Company.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Governmental Entity” means any national, state, county, local, municipal or other government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated entity or other entity.

2. Duties and Responsibilities. (a) During the Term, the Executive agrees to be employed by and, subject to Section 2(b), devote all of the Executive’s business time and attention to the Company and the promotion of its interests and the performance of the Executive’s duties and responsibilities hereunder, upon the terms and conditions of this Agreement. The Executive shall render his services hereunder as Executive Vice President and Chief Technical Officer of the Company with such duties and responsibilities commensurate with his title and position as directed from time to time by the Chief Executive Officer of the Company and the Board of Directors of the Company (the “Board”). The Executive’s principal place of employment shall be the Company’s U.S. administrative headquarters at a location to be prescribed by Company, which as of the Effective Date, shall be in the greater Washington, DC metropolitan area (the “Principal Place of Employment”).

(b) During the Term, the Executive shall use his best efforts to faithfully and diligently serve the Company and shall not act in any capacity that is in conflict with his duties and responsibilities hereunder; provided, however, that the Executive may manage his personal investments and affairs, and participate in non-profit, educational, community or philanthropic activities, in each case to the extent that such activities do not interfere with the performance of his duties under this Agreement and are not in conflict with the business interests of the Company or its Affiliates or otherwise compete with the Company or its Affiliates. For the avoidance of doubt, during the Term, the Executive shall not be permitted to become engaged by or render services for any Person other than the Company and its Affiliates, and shall not be permitted to be a member of the board of directors (or similar governing body) of any Person, in any case without the consent of the Company. The Executive shall not be compensated additionally in the Executive’s capacity as a director or officer of any Affiliate of the Company.

3. Compensation and Related Matters. (a) Base Salary. During the Term, for all services rendered under this Agreement, the Executive shall receive an aggregate annual base salary (“Base Salary”) at an initial rate of $350,000, payable in accordance with the Company’s applicable payroll practices. Base Salary shall be subject to review by the Board in its sole discretion. References in this Agreement to “Base Salary” shall be deemed to refer to the most recently effective annual base salary rate.

(b) Annual Bonus. During the Term, subject to Section 4, for each fiscal year, the Executive shall have the opportunity to earn an annual bonus (“Annual Bonus”) under the Intelsat S.A. Bonus Plan (the “Bonus Plan”), with a target bonus of 60% of Base Salary and otherwise subject to the terms of the Bonus Plan, including the eligibility to receive annual bonuses that are greater than or less than target level, as provided therein. Any Annual Bonus that the Executive shall actually become entitled to receive hereunder for any fiscal year will be payable by the Company in the following fiscal year at such time and in such manner that annual bonuses are paid to other senior executives of the Company after results have been determined for the fiscal year to which the Annual Bonus, if any, relates, provided that (except as otherwise provided in Section 4) the Executive remains employed with the Company through the applicable payment date.

(c) Equity-Based Awards. During the Term, the Executive shall be eligible to receive grants of awards under any equity incentive plan of Intelsat Global Holdings S.A. as in effect from time to time, subject to the terms and conditions of such plans and programs. For the sake of clarity, the Executive’s entitlement to any specific award, and the terms and conditions of such award, shall be in the sole discretion of the Compensation Committee of the Board, or its authorized designee(s).

(d) Benefits. During the Term, the Executive shall be entitled to participate in the Company’s benefit plans and programs that are in effect for its employees from time to time, subject to the terms and conditions of such plans. Such benefit plans and programs currently include those set forth on Exhibit A. Nothing herein, however, is intended, or shall be construed, to require the Company or its Affiliates to institute or continue any particular benefit plan or arrangement, and such benefit plans or arrangements may be changed on an organization-wide basis from time to time.

(e) Business Expense Reimbursements. During the Term, the Company shall promptly reimburse the Executive for reasonable and necessary business expenses incurred by him in connection with performing his duties hereunder in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).

4. Termination of Employment. This Agreement and the Executive’s employment shall terminate under the following circumstances:

(a) Death. Upon the Executive’s death during the Term, this Agreement and the Executive’s employment shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, the Accrued Compensation, plus any Annual Bonus for any calendar year preceding the year of termination that has not yet been paid (the “Prior Year Bonus”) (which shall be based on actual performance results and paid on the date bonuses for the applicable prior year are paid to other senior executives of the Company). For purposes of this Agreement, the “Accrued Compensation” is: (i) the Base Salary earned but not paid through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any business expenses incurred by the Executive but not yet reimbursed as of the date of termination, provided that such expenses and required substantiation and documentation thereof are submitted within thirty (30) days of termination (or ninety (90) days in the case of termination due to death or Disability) and that such expenses are reimbursable under applicable employer policy, (iv) all other vested compensation or benefits under applicable employee benefit plans, in accordance with the terms of such plans and (v) as otherwise expressly required by applicable law. Accrued Compensation shall be paid as soon as practicable, and unless otherwise required by applicable law or agreed to by the parties, within 30 days following termination of employment. Except as provided in this Section 4(a) or any other applicable section of this Agreement, the Company shall have no further obligation to the Executive or Executive’s heirs hereunder in the event of the Executive’s death.

(b) Disability.

(i) The Company may terminate this Agreement and the Executive’s employment upon notice to the Executive, in the event that the Executive incurs a Disability. “Disability” means a determination that the Executive is disabled in accordance with a long-term disability insurance program maintained by the Company or a determination by the U.S. Social Security Administration that the Executive is totally disabled. In the event of termination of this Agreement due to the Executive’s Disability, the Company shall have no further obligation to the Executive, other than for payment of the Accrued Compensation (which, for the avoidance of doubt, includes disability benefits under any plans and programs in which the Executive participates as of the date of such termination, in accordance with the terms and provisions of such plans and programs) and the Prior Year Bonus (which shall be based on actual performance results and paid on the date bonuses for the applicable prior year are paid to other senior executives of the Company).

(ii) The Company may designate another employee to act in the Executive’s place during any period of the Executive’s Disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 3(a) and benefits in accordance with Section 3(d) until the termination of his employment.

(c) For Cause. The Company may terminate this Agreement and the Executive’s employment for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. In the event of termination of the Executive’s employment by the Company for Cause, the Company shall have no further obligation to the Executive, other than for payment of the Accrued Compensation. For purposes of this Agreement, “Cause” means the Executive’s: (i) gross negligence or willful misconduct, or willful failure to substantially perform his duties hereunder (other than due to physical or mental illness or incapacity), (ii) conviction of, or plea of guilty or nolo contendere to, or confession to, (A) a misdemeanor involving moral turpitude or (B) a felony (or the equivalent of a misdemeanor or felony in a jurisdiction other than the United States), (iii) willful breach of a material provision of this Agreement, (iv) knowingly willful violation of the Company’s written policies that the Board determines is detrimental to the best interests of the Company, (v) fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company, or (vi) use of alcohol or drugs that interferes with the performance of his duties hereunder; provided, however, that the Executive shall be provided a single 10-day period to cure any of the events or occurrences described in the immediately preceding clauses (i), (iii) or (iv) hereof, to the extent curable (which cure period shall be extended for an additional 10 days to the extent the Executive diligently continues to pursue such cure).

(d) Without Cause.

(i) The Company may terminate this Agreement and the Executive’s employment without Cause (other than due to the Executive’s death or Disability) at any time upon 14 days’ advance written notice to the Executive, or provide pay in lieu of such notice. In the event of such termination or any termination of employment due to the Company’s nonrenewal pursuant to Section 1, in addition to the Accrued Compensation and Prior Year Bonus (which shall be based on actual performance results and paid on the date bonuses for the applicable prior year are paid to other senior executives of the Company), the Executive shall be entitled to receive severance pay in an aggregate amount equal to one times the sum of (A) the Executive’s Base Salary plus (B) the Executive’s target Annual Bonus for the fiscal year in which such termination occurs (the “Severance Amount”), payable in a lump sum on the next regular payday that is at least 14 days following the Executive’s delivery of an effective, irrevocable release of claims pursuant to Section 4(d)(ii). The Executive expressly acknowledges that any severance payments under this Section 4(d) are in lieu of any other payments or benefits that the Executive may otherwise be eligible to receive under any Company plan, policy or program providing for severance, separation pay or salary continuation payments or benefits.

(ii) Any severance payments under Section 4(d)(i) shall be (A) conditioned upon the Executive having provided, within 30 days of his termination of employment, an irrevocable waiver and general release of claims in favor of the Company and its Affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing (collectively, the “Released Parties”), in the form substantially set forth on Exhibit B, that has become effective in accordance with its terms, and (B) subject to the Executive’s continued compliance with the terms of this Agreement.

(e) By the Executive For Good Reason. The Executive may terminate this Agreement for “Good Reason.”

(i) For purposes of this Agreement, “Good Reason” means without the Executive’s written consent:

(1)	any material reduction in the Executive’s responsibilities, title or duties which represents a material and adverse change with respect to the Executive’s responsibilities, title or duties as in effect immediately prior to such change; provided, that, Good Reason shall not exist under this clause (1) or clause (4) below if such material reduction or assignment of duties are a result of the hiring of additional subordinates to fill some of the Executive’s duties and responsibilities;

(2)	the assignment to the Executive of duties that are inconsistent with, or that materially impair his ability to perform, the duties of his position hereunder;

(3)	any reduction in Executive’s Base Salary or target Annual Bonus opportunity, unless the same or greater percentage reduction is applied to other similarly situated senior executives of the Company;

(4)	any failure of the Company to comply with any material provision of this Agreement; or

(5)	the relocation of the Executive’s Principal Place of Employment to a location that increases by 50 miles the Executive’s one-way commute from his residence.

(ii) Notwithstanding the above, none of the events described in subsection (i) above shall constitute Good Reason unless the Executive notifies the Board in writing within thirty (30) days after the Executive has actual or constructive knowledge of the first occurrence of the applicable event giving rise to Good Reason and the Company has failed to cure the circumstances giving rise to Good Reason within 30 days following such notice by the Executive (the “Cure Period”). If the Company fails to so cure prior to the expiration of the Cure Period, then the Executive may terminate this Agreement for Good Reason, such termination to be effective no later than fifteen (15) days following the end of the Cure Period; it being understood that if the Executive fails to terminate this Agreement within such fifteen (15) day period, his right to terminate this Agreement for the specific applicable event that so constituted Good Reason shall be deemed to be waived.

(iii) In the event of termination in accordance with this Section 4(e) and in lieu of any benefits which may be payable to the Executive under an executive severance plan not specific to the Executive as a result of such termination, the Executive will be entitled to the same pay and benefits he would have been entitled to receive had this Agreement been terminated without Cause in accordance with Section 4(d) above; provided that the Executive satisfies all conditions to such entitlement.

(f) By the Executive without Good Reason. The Executive may voluntarily terminate this Agreement and his employment at any time and for any reason upon at least 30 days’ advance written notice to the Company. In such event, the Company shall not have any further obligation to the Executive, other than for any Accrued Compensation due to him. In the event of termination of this Agreement pursuant to this Section 4(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Executive will receive his Base Salary for the notice period (or for any remaining portion of the period) in addition to the Base Salary (and other amounts) included in the Accrued Compensation.

(g) Effect of a Termination.

(i) Except as otherwise provided in this Section 4, following any termination of the Executive’s employment, notwithstanding any provision to the contrary in this Agreement, the obligations of the Company to pay or provide the Executive with compensation and benefits under Section 3 shall cease, and the Company shall have no further obligation to provide compensation or benefits to the Executive hereunder.

(ii) Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have relinquished any and all titles, positions and appointments with the Company or any of its Affiliates, whether as an officer, director, employee, consultant, agent, trustee or otherwise, as of the date of such termination of employment or such other date requested by the Company or its Affiliates, and the Executive agrees to execute such documents promptly as may be requested by the Company or its Affiliates to evidence such termination from employment and cessation of service.

(iii) The payment of any amounts accrued under any benefit plan, program or arrangement in which the Executive participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections the Executive has made thereunder.

(iv) Subject to Section 15 and except as prohibited under the terms of any benefit plan, program or arrangement, the Company may offset any amounts due and payable by the Executive to the Company or any of its Affiliates against any amounts the Company owes the Executive hereunder.

5. Acknowledgments. (a) The Executive acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization. The Executive acknowledges that he is and shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets, and that his services are of special, unique and extraordinary value to the Company, its subsidiaries and Affiliates. The Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.

(b) The Executive acknowledges (i) that the business of the Company, its subsidiaries and Affiliates is international in scope and without geographical limitation and (ii) notwithstanding the jurisdiction of formation or principal office of the Company, its subsidiaries and Affiliates, or the location of any of their respective executives or employees (including, without limitation, the Executive), it is expected that the Company and its subsidiaries and Affiliates will have business activities and have valuable business relationships within their respective industries throughout the world.

(c) The Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon him by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its subsidiaries and Affiliates now existing or to be developed in the future. The Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. The Executive further acknowledges that although his compliance with the covenants contained in Sections 6, 7, 8, 9, and 10 may prevent him from earning a livelihood in a business similar to the business of the Company, the Executive’s experience and capabilities are such that he has other opportunities to earn a livelihood and adequate means of support for himself and his dependents.

6. Noncompetition and Nonsolicitation. (a) In consideration for the continued employment of the Executive and for the payments and benefits provided under this Agreement:

(i) The Executive agrees that he shall not, while an employee of the Company and during the one-year period following termination of employment (the “Restricted Period”), directly or indirectly, without the prior written consent of the Company, engage in or become associated with any business or other endeavor engaged in or competitive with the businesses (the “Protected Businesses”) conducted by the Company or its Affiliates (which Protected Businesses include, without limitation, the provision of FSS services on a retail basis, a wholesale basis and on a distributor basis); provided, that, the Protected Businesses shall not include any other businesses of an entity in which the Company, directly or indirectly, owns less than 20% of the equity interests. For these purposes, the Executive shall be considered to have become “associated with” a business or other endeavor if the Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in that business. The foregoing shall not be construed to forbid the Executive from making or retaining investments in less than one percent of the equity of any entity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

(ii) The Executive agrees that he shall not, during the Restricted Period, directly or indirectly, without the prior written consent of the Company, (A) hire employees or former employees of the Company or any of its subsidiaries or Affiliates (which shall for this purpose include any individual employed by the Company or any of its subsidiaries or Affiliates at any point during the year preceding such hiring), induce, persuade, solicit or attempt to induce, persuade, or solicit any of the employees of the Company or any of its subsidiaries or Affiliates to leave the employ of the Company or any of its subsidiaries or Affiliates, (B) solicit, recruit or hire (or attempt to solicit, recruit or hire) any employees of the Company or any of its subsidiaries or Affiliates or Persons who have worked for the Company or any of its subsidiaries or Affiliates during the 12-month period immediately preceding such solicitation, recruitment or hiring or attempt thereof, or (C) help others to take any action set forth in clauses (A) and (B) except to the extent that any such inducement, persuasion or solicitation or attempt to induce, persuade or solicit an employee of the Company or any of its subsidiaries or Affiliates to leave the employ of the Company or any of its subsidiaries or Affiliates during his employment is necessary or desirable as determined by the Executive’s good faith judgment in connection with the performance of the Executive’s duties to the Company as set forth in this Agreement. This means, among other things, that if the Executive’s employment with the Company terminates (whether voluntarily or involuntarily), he shall refrain for one year from in any way helping any person or entity hire any of his former, fellow employees away from the Company or any of its subsidiaries or Affiliates, provided that the Executive may serve as a reference for such employees and former employees and actions taken by any person or entity with which the Executive is associated if the Executive is not, directly or indirectly, personally involved in any manner in the matter and has not identified such Company-related person or Affiliates for soliciting or hiring will not be considered a violation for purposes of this Section 6(a)(ii). This shall not be construed to prohibit general solicitations of employment through the placing of advertisements.

(iii) The Executive agrees that he shall not, during the Restricted Period, directly or indirectly, without the prior written consent of the Company, knowingly perform any action, activity or course of conduct which is substantially detrimental to the businesses or business reputations of the Company or any of its subsidiaries or Affiliates, including (A) intentionally interfering with the relationship of the Company or any of its subsidiaries or Affiliates with any Person who or which is employed by or otherwise engaged to perform services for, or any customer, client, supplier, licensee, licensor or other business relation of, the Company or any of its subsidiaries or Affiliates; or (B) assisting any Person in any way to do, or attempt to do, anything prohibited by clause (A).

The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period in which the Executive is in violation of any of the provisions of this Section 6(a).

(b) If a final and non-appealable judicial determination is made that any of the provisions of this Section 6 constitutes an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of this Section 6 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. Moreover, and without limiting the generality of Section 12, notwithstanding the fact that any provision of this Section 6 is determined not to be specifically enforceable, the Company will nevertheless be entitled to recover monetary damages as a result of the Executive’s breach of such provision.

7. Nondisclosure of Confidential Information. (a) The Executive acknowledges that the Confidential Information obtained by the Executive while employed by the Company and its subsidiaries and Affiliates is the property of the Company or its subsidiaries and Affiliates, as applicable. Therefore, the Executive agrees that he shall not disclose to any unauthorized Person or use for his own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions in violation of this Agreement; provided, however, that if the Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (i) the Executive shall promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (ii) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, the Executive shall disclose only that portion of the Confidential Information which, based on the written advice of the Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (iii) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b) For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company and its subsidiaries and Affiliates, including, without limitation, all business information (whether or not in written form) which relates to the Company, its subsidiaries or Affiliates, or their customers, suppliers or contractors or any other third parties in respect of which the Company or its subsidiaries or Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of the Executive’s breach of this Agreement, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to the Executive prior to his involvement with the Company or its subsidiaries or Affiliates or information rightfully obtained from a third party (other than pursuant to a breach by the Executive of this Agreement). Without limiting the foregoing, the Executive and the Company each agrees to keep confidential the existence of, and any information concerning, any dispute between the Executive and the Company or its subsidiaries and Affiliates, except that the Executive and the Company each may disclose information concerning such dispute to the court that is considering such dispute or to their respective legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(c) The Executive further agrees that he will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom the Executive has an obligation of confidentiality, and will not bring onto the premises of the Company, its subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

8. Return of Property. The Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company and its subsidiaries and Affiliates, in whatever form (including electronic), and all copies thereof, that are received or created by the Executive while an employee of the Company or its subsidiaries or Affiliates (including but not limited to Confidential Information) are and shall remain the property of the Company and its subsidiaries and Affiliates, and the Executive shall immediately return such property to the Company upon the termination of his employment and, in any event, at the Company’s request. The Executive further agrees that any property situated on the premises of, and owned by, the Company or its subsidiaries or Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.

9. Intellectual Property Rights. The Executive acknowledges that he has previously entered into and remains subject to the Conflict of Interest and Confidentiality Agreement with the Company, which remains in full force and effect and unaffected hereby.

10. Nondisparagement. The Executive shall not, whether in writing, orally or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication), malign, defame, denigrate, disparage or otherwise damage or assail the reputation, integrity or professionalism of the Company, its subsidiaries or Affiliates or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives, or the reputation, integrity or professionalism of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light.

11. Notification of Subsequent Employer. The Executive hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which the Executive remains subject to any of the covenants set forth in Section 6, the Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company.

12. Remedies and Injunctive Relief. The Executive acknowledges that a violation by him of any of the covenants contained in Section 6, 7, 8, 9 or 10 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 6, 7, 8, 9, or 10 in addition to any other legal or equitable remedies they may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

13. Representations of the Executive; Advice of Counsel. (a) The Executive represents, warrants and covenants that as of the date hereof: (i) the Executive has the full right, authority and capacity to enter into this Agreement and perform the Executive’s obligations hereunder, (ii) the Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of the Executive’s duties and obligations to the Company hereunder during or after the Term and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Executive is subject.

(b) Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that he has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that the Executive is relying only upon his own judgment and any advice provided by his attorney.

14. Cooperation. The Executive agrees that during and after his employment by the Company, the Executive will assist the Company and its Affiliates in the defense of any claims, or potential claims that may be made or threatened to be made against the Company or any of its Affiliates in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (an “Action”), and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any of its Affiliates in any Action, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Action involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its Affiliates (or their actions), regardless of whether a lawsuit has then been filed against the Company or any of its Affiliates with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including lost wages or other benefits, travel expenses and any attorneys’ fees. Any reimbursement that is taxable income to the Executive shall be paid in accordance with Section 15 hereof.

15. Withholding; Taxes; Section 409A.

(a) The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

(b) For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A.

(c) Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) the Executive is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s separation from service or, if earlier, the Executive’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(d) Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall commence to be paid or provided to the Executive 31 days following a “separation from service” as defined in Treas. Reg. § 1.409A-1(h), provided that the Executive executes, if required by Section 4(c)(ii), the release described therein, within 30 days following his “separation from service.” Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to the Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(e) Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is eligible for exemption from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs, and any such expenses shall be reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

16. Assignment. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of the Executive, and any assignment in violation of this Agreement shall be void. The Company may assign this Agreement, and its rights and obligations hereunder, to any of its Affiliates (determined without regard to the proviso in the definition of “Affiliates”). In the event of the Executive’s death prior to the payment of all amounts to which the Executive is entitled under this Agreement, any such remaining payments shall be paid by the Company to the Executive’s estate.

(b) This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction and in the event of the Executive’s death, the Executive’s estate and heirs in the case of any payments due to him hereunder).

(c) The Executive acknowledges and agrees that all of his covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and its successors and assigns.

17. Governing Law; No Construction Against Drafter. This Agreement shall be deemed to be made in the State of Delaware, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

18. Consent to Jurisdiction; Waiver of Jury Trial. (a) Each of the parties hereto irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings arising out of or relating to this Agreement (a “Proceeding”) shall be heard and determined in a Delaware state or a federal court sitting in Wilmington, Delaware, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such Proceeding; provided, however, that nothing herein shall preclude the Company or the Executive from bringing any Proceeding in any other court for the purposes of enforcing the provisions of this Section 18 or enforcing any judgment obtained by the Company. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code.

(b) The agreement of the parties to the forum described in Section 18(a) is independent of the law that may be applied in any Proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any Proceeding brought in an applicable court described in Section 18(a), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any Proceeding brought in any applicable court described in Section 18(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c) Each of the parties hereto irrevocably and unconditionally agrees (i) that, to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) that service of process may also be made on such party at such party’s address specified in Section 23, and (iii) that service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

(d) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any Proceeding. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 18(d).

(e) Each party shall bear its own costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement.

19. Amendment; No Waiver. (a) No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Executive and a duly authorized officer of the Company (other than the Executive).

(b) The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

20. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party; provided, that in the event that any court of competent jurisdiction shall finally hold in a non-appealable judicial determination that any provision of Section 6, 7, 8, 9 or 10 (whether in whole or in part) is void or constitutes an unreasonable restriction against Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances. Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

21. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and the Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between the Executive and the Company, relating to such subject matter, including the Severance Agreement, dated May 8, 2009, between Intelsat S.A. and the Executive, as amended. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

22. Survival. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of the Executive’s employment hereunder or any settlement of the financial rights and obligations arising from the Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

23. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, sent by facsimile or electronic mail, or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, facsimile or electronic mail, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses, facsimiles or email addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:	Intelsat Corporation
3400 International Drive NW
Washington, DC 20008, U.S.A.
Attn: General Counsel

If to the Executive:	At the last known address in the Company’s personnel records

Any notice delivered by facsimile or by electronic mail with a receipt evidencing delivery shall have the same legal effect as if such notice had been delivered in person.

24. Headings; References; Gender. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Masculine pronouns and other words of masculine gender shall refer to both men and women as appropriate.

25. Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

INTELSAT CORPORATION

By:	/s/ David McGlade
Name:	David McGlade
Title:	Chief Executive Officer

/s/ Thierry Guillemin
Thierry Guillemin

[Signature Page to Thierry Guillemin’s Employment Agreement]

EXHIBIT A

BENEFIT PLANS

The following descriptions are summaries only and the benefits are subject to the terms of the Company’s benefit plan documents, as they may be amended from time to time.

1. 401(k) – a discretionary contribution of 0 – 4% of compensation based upon Company performance, plus a Company match of 50% of employee deferrals up to 2% of compensation (subject to IRS limits).

2. Excess Benefit Plan – non-qualified defined contribution plan to accompany the 401(k) plan and to make contributions otherwise limited by the compensation restriction in Section 401(a)(17) of the Internal Revenue Code.

3. Medical/Prescription Drug – coverage for the employee and eligible family members with options, depending on state of residence, for a PPO plan; all plans require employee contributions of differing levels; reimbursement levels, co-payments and contribution levels vary based upon the plan type and dependent coverage selected.

4. Dental – coverage for the employee and eligible family members which includes $2,000 per year for basic and preventative care and a lifetime maximum of $2,000 for orthodontia.

5. Vision – coverage for the employee and eligible family members that provides benefits for expenses associated with eye exams, lenses, frames, contact lenses and other related vision care.

6. Basic Life Insurance – Life insurance with a benefit of one times base salary, provided at Company cost and additional insurance (up to five times base salary or $900,000, whichever is less) at employee cost; plan includes additional coverage for accidental death and dismemberment at the same level.

7. Executive Life Insurance – supplemental life insurance in the amount of 3 times base salary provided at Company cost (value of premiums deemed income to executive).

8. Personal Excess Liability Insurance – umbrella insurance policy for personal liability providing up to $10,000,000 coverage per occurrence and $2,000,000 excess uninsured motorist protection per occurrence (value of premiums deemed income to executive).

9. Executive Physical – comprehensive annual medical screening through executive physical program at Johns Hopkins University medical center at Company cost.

10. Financial Planning/Tax Preparation Assistance/Car Allowance – $20,000 per year, paid in bi-weekly pay check, to cover a expenses related to financial and tax planning or preparation, and car expenses.

A-1

11. Paid Holidays – nine paid holidays as set forth in the employee handbook and one floating holiday of the employee’s choice.

12. Annual Leave – five weeks of paid vacation (200 hours, accrued in equal amounts on the last day of each pay period; subject to a cap of one year’s accrual plus 5 days).

13. Sick Leave – 10 days (80 hours) accrued each year to be used for the employee’s own illness or injury, the illness or injury of an immediate family member, or any other valid purpose under the Family and Medical Leave Act.

14. Short-Term Disability – Company-paid benefit of 100% of base compensation provided for disability for up to 6 months, at no cost to employee.

15. Long-Term Disability – 60% of base compensation up to a maximum of $15,000/month provided for disability lasting longer than 6 months; premiums paid by Company (benefits can be taxable or non-taxable based upon employee election to recognize the premium payments as income).

A-2

EXHIBIT B

SEPARATION AND RELEASE AGREEMENT

This Separation Agreement and Release of Claims (“Agreement” or “Release”) is made by and between [                ] (“Employee”), an individual, and Intelsat Corporation, a Delaware corporation (“Intelsat” or the “Company”).

WHEREAS, the Employee’s employment with Intelsat will terminate and Intelsat desires to provide Employee with separation benefits to assist Employee in the period of transition following Employee’s termination;

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1)	Separation Benefits

a)	Separation Date and Final Paycheck.

i)	Employee’s employment with Intelsat is terminated effective DATE (the “Separation Date”), and Employee shall be deemed to have relinquished any and all titles, positions and appointments with the Company or any of its affiliates, whether as an officer, director, employee, consultant, agent, trustee or otherwise. Employee agrees to execute such documents promptly as may be requested by the Company to evidence his separation from employment and cessation of service on the Separation Date.

ii)	Effective as of the Separation Date, Employee shall have no authority to act on behalf of any member of the Company or its affiliates, and shall not hold himself out as having such authority, enter into any agreement or incur any obligations on behalf of any member of the Company or its affiliates, commit Company or its affiliates in any manner or otherwise act in an executive or other decision-making capacity with respect to Company or its affiliates.

iii)	The Employee received normal compensation up to and including the Separation Date, including a lump sum payment for all earned but unused vacation, less all required tax withholdings and other authorized deductions.

b)	Severance Pay. On the next regular payday that is at least fourteen days after Human Resources receives the Agreement executed by the Employee, and provided all Company property has been returned, Intelsat will pay to Employee a lump-sum amount of severance pay in the amount of one times the sum of Employee’s base salary and target annual bonus for the year of termination of employment ($[ ]), less all required tax withholdings and other authorized deductions. Employee acknowledges and agrees that such payments are in full satisfaction of the Severance Amount payable pursuant to the Employment Agreement, dated March 18, 2013, between the Company and Employee (the “Employment Agreement”).

c)	Continued Coverage Under Group Health Plans. Employee shall be entitled to elect to continue coverage under each of the Company’s group health plans in which he was enrolled as of the Separation Date, consistent with the status and level of coverage that was in place as of the Separation Date, in accordance with the requirements of the Consolidate Omnibus Budget Reconciliation Act of 1985 and its relevant regulations (“COBRA”). Intelsat will provide continued participation in such group health plan(s) to the Employee through the last day of the month of his Separation Date, i.e., [DATE]. If the Employee timely elects to continue coverage under COBRA, the employee shall be solely responsible for paying the full amount of all premiums that are chargeable in connection with such coverage, subject to all requirements of COBRA.

d)	Outplacement Services. Intelsat will arrange to provide reasonable outplacement services, including counseling and guidance, to assist the Employee in securing subsequent employment.

e)	Except as set forth in this Agreement or as required by federal, state or local law, Employee shall not be entitled to any additional benefits relating to Employee’s separation of employment; provided, however, that this Agreement does not affect or impair Employee’s rights to any vested and accrued benefits under any Intelsat retirement plan.

2)	Release.

a)	Employee, on Employee’s own part and on behalf of Employee’s dependents, heirs, executors, administrators, assigns, and successors (the “Releasors”), and each of them, hereby covenants not to sue and fully releases, acquits, and discharges Intelsat, and its parent, subsidiaries, affiliates, owners, trustees, directors, officers, agents, employees, stockholders, representatives, assigns, and successors (collectively referred to as “Intelsat Releasees”) with respect to and from any and all claims, wages, agreements, contracts, covenants, actions, suits, causes of action, expenses, attorneys’ fees, damages, and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee has at any time heretofore owned or held against said Intelsat Releasees, including, without limitation, those arising out of or in any way connected with Employee’s employment relationship with Intelsat or Employee’s separation from employment with Intelsat, except with respect to those benefits set forth in Paragraph 1 of this Agreement.

b)

In furtherance of the agreements set forth above, Employee hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, Employee acknowledges that he is that he may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Employee now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is Employee’s intention to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

[FOR CALIFORNIA RESIDENTS:

In signing this Release, which is intended to have the effect of releasing forever claims that are presently unknown to Employee, Employee acknowledges that he has read and understands Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to Employee’s release of any unknown or unsuspected claims herein.]

c)	Employee represents and acknowledges that none of the Releasors have filed any complaint, charge, claim or proceeding, against any of the Intelsat Releasees before any local, state or federal agency, court or other body (each individually, an “Action”). Employee represents that he is not aware of any basis on which such an Action could reasonably be instituted. Employee further acknowledges and agrees that (i) he will not initiate or cause to be initiated on his behalf any Action and will not participate in any Action, in each case, except as required by law, and (ii) he waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Action, including any Action conducted by the Equal Employment Opportunity Commission. It is understood by the parties that Employee shall not be precluded by this Release from filing a charge with any relevant Federal, state or local administrative agency, but Employee agrees to waive his rights with respect to any monetary or other financial relief arising from any such administrative proceeding. Employee understands that, by executing this Release, Employee will be limiting the availability of certain remedies that he may have against the Intelsat Releasees and limiting also the ability of Employee to pursue certain claims against the Intelsat Releasees.

d)	The Company’s offer to Employee of this Agreement and the payments and benefits set forth herein are not intended as, and shall not be construed as, any admission of liability, wrongdoing or improper conduct by the Company.

3)

Time to Consider Agreement. Employee may take twenty-one (21) days from the date this Release is presented to Employee to consider whether to execute this Release, and may wish to consult with an attorney prior to execution of this Release. Employee, by signing this Agreement, specially acknowledges that he is waiving his right to pursue any claims under federal, state or local discrimination laws, including the Age Discrimination in Employment Act, 29 U.S.C. Section 626 et seq., which have arisen prior to the execution of this Release.

This release shall become final and irrevocable upon execution by the Employee, except that if Employee is age 40 or older, Employee may revoke the Release at any time during the seven (7) day period following Employee’s execution of the Release, after which time it shall be final and irrevocable. Employee is specifically agreeing to the terms of this Release because the Company has agreed to pay Employee money and other benefits to which Employee was not otherwise entitled under the Company’s policies or Employment Agreement (in the absence of providing this Release). Employee acknowledges that even if this Release is cancelled or revoked by him, the provisions of Paragraph 1(a) hereof shall remain in full force and effect.

4)	Restrictive Covenants Intact. Employee hereby acknowledges the continuing validity and enforceability of the terms of the Conflict of Interest and Confidentiality Agreement, the non-competition, non-solicitation and confidentiality provisions of the Employment Agreement, and any other confidentiality agreement or restrictive covenant that Employee signed during Employee’s employment with Intelsat (collectively, the “Restrictive Covenants”). Employee hereby affirms his understanding that Employee must remain in compliance with those terms following the Separation Date. In the event that it should be proven in a court of competent jurisdiction that Employee has materially violated any of the terms of any of the Restrictive Covenants and has failed to cure such breach following receipt of written notice of same and a reasonable opportunity to cure, Employee agrees to repay Intelsat, in addition to any other relief or damages to which Intelsat might be entitled, the Separation Benefits described in Paragraph 1(b).

5)	Nondisparagement, etc. Employee hereby acknowledges the continuing validity and enforceability of the terms of the nondisparagement, cooperation and other surviving provisions of his Employment Agreement.

6)	Communications. The Company and Employee shall cooperate with respect to communications Employee may have with employees, clients, trade associations, the press, media, analysts, or current or potential debt or equity investors in the Company or its affiliates with respect to the confidential business of the Company and its affiliates, including, but not limited to, communications with respect to the terms, conditions and circumstances of this Agreement.

7)	References. All inquiries to Intelsat concerning Employee’s employment shall be directed to the head of Human Resources, who shall confirm dates of employment, job title, and, if written consent by the Employee is given, level of compensation of the Employee during Employee’s employment with Intelsat.

8)	Miscellaneous. This Agreement is governed by the laws of the State of Delaware. If any of the provisions of this Agreement are held to be illegal or unenforceable, the Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

9)	Return of Property. Employee agrees that all property belonging to Intelsat has been returned, including, without limitation, property described in Section 8 of the Employment Agreement, all keys, access cards, passwords, access codes, and other information necessary to access any computer or electronic database; all books, files, documents, and electronic media; and all Company property of any kind that Employee has in his possession or control, or that Employee obtained from the Company.

10)	Entire Agreement. Employee agrees that this Agreement contains and comprises the entire agreement and understanding between Employee and Company regarding Employee’s termination of employment; that there are no additional promises between Employee and the Company other than those contained in this Agreement or any continuing obligations described in Paragraph 4, 5 and 6; and that this Agreement shall not be changed or modified in any way except through a writing that is signed by both the Employee and the Company.

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains voluntarily and knowingly, and with full understanding of its consequences.

Intelsat Corporation

By:
	[NAME]	Date
[TITLE]

	[NAME]	Date